Exhibit 99.1

News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES SECOND QUARTER 2007 RESULTS AND COMMENTS ON RECENT EVENTS

SAN DIEGO, CA – August 3, 2007 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of metabolic and liver diseases by targeting the liver and liver pathways, today announced financial results for the second quarter and six months ended June 30, 2007 and commented on second quarter and other recent events.

Financial Results:

Revenue for the second quarter of 2007 was $1.6 million, up from $942,000 for the second quarter of 2006.  The $662,000 increase was mainly due to increased license fee revenue as a result of the license fee and sponsored research revenue from the Company’s hepatitis C collaboration with Idenix. Revenue for the six months ended June 30, 2007 was $5.0 million compared to $1.9 million for the prior year period. The $3.1 million increase was primarily due to increased license fee revenue as a result of the $1.8 million upfront license fee received from Schering-Plough for pradefovir and license fee and sponsored research revenue from Idenix.

Research and development expenses for the second quarter of 2007 increased to $11.1 million from $6.8 million in the second quarter of 2006. Research and development expenses for the six months ended June 30, 2007 were $20.6 million compared to $13.6 million for the prior year period.  The increases for the quarter and six-month period were mainly due to development costs for the three product candidates Metabasis is developing internally - MB07803, MB07811 and MB07133 and the hiring of personnel.   General and administrative expenses increased to $3.2 million for the second quarter of 2007 from $2.7 million for the second quarter of 2006. General and administrative expenses for the six-month period ended June 30, 2007 were $6.5 million compared to $5.0 million for the prior year period.  The increases for the quarter and six-month period were primarily due to an increase in personnel and professional services. Stock-based compensation expense included in research and development and general and administrative expenses during the second quarter of 2007 was $895,000 and $550,000, respectively. Stock-based compensation expense included in research and development and general and administrative expenses for the six months ended June 30, 2007 was $1.7 million and $978,000 respectively.

Net loss for the second quarter of 2007 was $11.9 million or $0.40 per share compared to a net loss of $7.6 million or $0.25 per share in the second quarter of 2006.  Net loss for the six months ended June 30, 2007 was $20.4 million or $0.67 per share compared to a net loss of $15.1 million or $0.55 per share for the prior year period.

As of June 30, 2007, Metabasis had $61.8 million in cash, cash equivalents and securities available-for-sale compared to $77.9 million as of December 31, 2006, a decrease of $16.1 million.  The decrease is primarily attributable to the use of cash to fund ongoing operations.

The Company noted that although progress was made during the second quarter, events announced last month on two of the Company’s five clinical development stage projects, CS-917 for type 2 diabetes and

Metabasis Therapeutics Announces Second Quarter 2007 Results	Page 2

pradefovir for hepatitis B, have presented significant challenges. The Company is working to determine the impact of these events on the candidate compounds, related programs and the Company’s business strategy.  As a result, the Company is unable to provide guidance regarding expected 2007 expenditures and cash usage at this time.

Second Quarter Updates

•     Phase 2a proof-of-concept clinical trial initiated for MB07803, a product candidate for type 2 diabetes

The Company initiated a Phase 2a proof-of-concept clinical trial for product candidate MB07803, a second generation FBPase inhibitor for the treatment of type 2 diabetes.  The clinical trial is a randomized, double-blind, placebo-controlled, 28-day trial involving patients with type 2 diabetes. One group will receive a placebo, and the other four groups will receive different doses of MB07803 administered once daily. The primary endpoint is the change from baseline in fasting plasma glucose levels of MB07803-treated patients relative to placebo-treated patients. The clinical trial is designed to enroll patients with both early and more advanced disease. Given the recent result from the CS-917 Phase 2b clinical trial (see Subsequent Events below), Metabasis has amended the MB07803 protocol to increase the number of patients to be studied from 60 to potentially 100 in order to increase the likelihood of achieving a definitive result.  An interim analysis will be performed after 60 patients have completed dosing with the option to continue enrolling to the full 100 patients. The interim analysis is expected to occur during the fourth quarter.

•     Phase 1b multi-dose clinical trial initiated for MB07811, a product candidate for hyperlipidemia

A Phase 1b clinical trial was initiated for MB07811, a novel, orally-active product candidate for the management of hyperlipidemia. MB07811 is a liver-targeted, beta-subtype-selective thyroid hormone receptor (TRβ) agonist that represents the first of a novel class of product candidates discovered by Metabasis.  This product candidate is designed to lower serum cholesterol and triglycerides with an improved therapeutic index over thyroid hormone itself or non-liver-targeted TRβ agonists. The current clinical trial is a 14-day, rising dose trial in healthy volunteers with modestly elevated LDL-cholesterol levels. The clinical trial will evaluate the safety and tolerability of MB07811 in approximately 30-40 patients, and could potentially provide preliminary evidence of cholesterol-lowering activity and evidence of an improvement of the therapeutic index, a key property that the liver-targeting is designed to address.

•     Presentations and Publications

Results of a clinical trial for MB07133, a product candidate for primary liver cancer, presented at the American Association for Cancer Research, showed safety, tolerability and preliminary evidence of drug activity. Results of preclinical studies for MB07811 presented at the American Diabetes Association (ADA) and Endocrine Society’s Annual Meetings, demonstrated significant reductions in LDL-cholesterol and triglyceride levels in certain animal models, including primates. Other presentations and/or publications on various Metabasis programs included presentations on CS-917 at ADA and on its proprietary Computer-Assisted Drug Design Technology (CADD) at the American Chemical Society’s meeting.  In addition, a communication on CADD published in the July 2007 issue of the prestigious Journal of American Chemical Society.

Subsequent Events

•     During the quarter, dosing was completed in a Phase 2b trial for CS-917, our first generation FBPase inhibitor in development for the treatment of type 2 diabetes.  Subsequent to the end of the quarter, the Company was informed by Daiichi Sankyo that the results from the trial showed that CS-917 failed to achieve the primary endpoint of the study, a statistically significant reduction in the placebo-adjusted level of glycosylated hemoglobin (HbA1c), a measure of glucose load, at either of the two doses tested.

Metabasis Therapeutics Announces Second Quarter 2007 Results	Page 3

•     During the second quarter, Schering-Plough Corporation concluded the evaluation of the two-year carcinogenicity studies in mice and rats that were completed on pradefovir in the first quarter.  Pradefovir is a Metabasis product candidate being studied as a treatment for hepatitis B.  Subsequent to the end of the second quarter, Metabasis was informed by Schering-Plough of its intention to terminate the agreements it entered into with Metabasis and Valeant Pharmaceuticals International last December for the development and commercialization of pradefovir after completing a review of the carcinogenicity studies and other factors and to return all rights to the product to Metabasis.

“While we continue to advance our clinical candidates, MB07803, MB07811 and MB07133, recent news on CS-917 and pradefovir has been disappointing,” commented Dr. Paul Laikind, president and chief executive officer. “We are and will be carefully analyzing the data from the recent events over the coming weeks. With regard to CS-917, we plan to work with Daiichi Sankyo to review the results of the Phase 2b trial and compare them to the many successful preclinical and clinical trials performed for CS-917 over the past decade to provide insight into why CS-917 failed to work in this single clinical trial and to help determine the future plans for this product candidate and class of compounds.  Likewise, we will be evaluating the toxicology results on pradefovir to determine the impact of the recent findings on the future of that product candidate.”

“While the ultimate impact of recent events on CS-917 and pradefovir is uncertain at this time, we remain excited about the prospects for our product candidates, MB07803, MB07811 and MB07133, which if successful, each represent major market opportunities.  We expect interim data from the current trial for MB07803 during the fourth quarter but have amended this important trial to allow for continued enrollment of up to 100 patients.  Of course, as we review information from the recently completed trial for CS-917, we will be carefully considering the impact, if any, on MB07803. We should have data from the early proof-of-concept trial on MB07811 during the fourth quarter as well.  With respect to MB07133, the remainder of the year will be used to finalize plans for the next clinical trial, including meeting with regulatory agencies.  There are also many promising projects in the discovery phase that portend additional possibilities for clinical candidates in our near future,” said Laikind.

Conference Call:

The Metabasis management team will host a conference call and live web cast to discuss second quarter 2007 financial results and other achievements at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) today, August 3, 2007.  Individuals interested in participating in the call may do so by dialing 866-831-6291 for domestic callers and 617-213-8860 for international callers.  Please specify to the operator “Metabasis Therapeutics” when asked for a passcode. The conference call will be web cast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world's most widespread and costly chronic diseases. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute "forward-looking statements."  Such statements include, but are not limited to, references to Metabasis' progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress and completion of clinical

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trials for Metabasis’ product candidates, including the potential future development of CS-917 and pradefovir, expected timelines for the initiation of clinical trials for MB07803, MB07133 and MB07811; the potential efficacy, use and advantages of pradefovir, CS-917, MB07803,  MB07133 and MB07811; and the ability of the Company’s discovery stage metabolic disease projects to yield additional candidates.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis' product candidates, including the risk that the Company will not pursue further development of either CS-917 or pradefovir; the risk that the information we learn from CS-917 will adversely affect development of MB07803; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis' product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis' product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis' dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates, among other things; the risk that any future sub-license of pradefovir will not occur on favorable terms to Metabasis, if at all; the scope and validity of intellectual property protection for Metabasis' product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis' ability to obtain additional financing to support its operations; and other factors discussed in the "Risk Factors” section of Metabasis' Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and in Metabasis' other filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)

Assets:
Current assets:
Cash and securities available-for-sale	$61,755	$77,923
Other current assets	1,681	1,490
Total current assets	63,436	79,413
Property and equipment, net	6,920	6,263
Other assets	175	179
Total assets	$70,531	$85,855

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$7,851	$5,052
Other current liabilities	5,072	4,973
Total current liabilities	12,923	10,025
Long-term liabilities	6,792	7,692
Stockholders’ equity	50,816	68,138
Total liabilities and stockholders’ equity	$70,531	$85,855

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Sponsored research	$938	$525	$1,876	$1,050
License fees	666	417	3,133	834
Other revenue	—	—	21	31
Total revenues	1,604	942	5,030	1,915

Operating expenses:
Research and development	11,065	6,820	20,571	13,611
General and administrative	3,186	2,725	6,450	4,973
Total operating expenses	14,251	9,545	27,021	18,584
Loss from operations	(12,647)	(8,603)	(21,991)	(16,669)
Total interest income, net	712	958	1,550	1,558

Net loss	$(11,935)	$(7,645)	$(20,441)	$(15,111)
Basic and diluted net loss per share	$(0.40)	$(0.25)	$(0.67)	$(0.55)
Shares used to compute basic and diluted net loss per share	30,213	30,155	30,502	27,717